UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ACORN ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORN ENERGY, INC.
4 West Rockland Road
Montchanin, Delaware 19710

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at The Union League Club of New York, 38 East 37th Street, New York, New York 10016, on Tuesday, August 4, 2009 at 1:00 p.m. Eastern Daylight Time, for the following purposes, all as more fully described in the attached Proxy Statement:

(a)	the election of six directors to hold office until the 2010 Annual Meeting and until their respective successors are elected and qualified; and
(b)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person.   You are also invited to be our guest for a buffet lunch to be held before the Annual Meeting beginning at 12:00 noon Eastern Daylight Time at the Union League Club of New York.

You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person.  This year we are furnishing our proxy materials to our stockholders who hold their shares through brokers over the Internet, as permitted by rules adopted by the Securities and Exchange Commission.  These stockholders should have received a notice containing instructions on how to access these materials and how to vote their shares online.  The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail.  If you previously requested that you receive annual meeting materials via e-mail, the e-mail contains voting instructions and links to the materials on the Internet. All stockholders may read, print and download our 2008 Annual Report and our Proxy Statement at https://materials.proxyvote.com/004848.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2008 is enclosed.

By Order of the Board of Directors,

JOE B. COGDELL, JR.
Secretary

Montchanin, Delaware
June 22, 2009

ACORN ENERGY, INC.
4 West Rockland Road
Montchanin, Delaware 19710

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 4, 2009

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 p.m. Eastern Daylight Time on Tuesday, August 4, 2009, at The Union League Club of New York, 38 East 37th Street, New York, New York 10016, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about June 22, 2009 to each stockholder of record at the close of business on June 12, 2009 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2009 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of six directors to hold office until the 2010 Annual Meeting and until their respective successors are elected and qualified; and

(2)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares “FOR” each of the management nominees for director listed under Proposal 1 on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote.  There were 11,281,787  shares outstanding on the Record Date.

How do I vote my shares?

•
If you are a stockholder of record you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials.  Stockholders who own their shares through banks, brokers or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instruction in the Notice of Internet Availability of Proxy Materials. Internet and telephone voting will be available through 11:59 p.m. Eastern Daylight Time on August 3, 2009.

•
If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•
All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the nominees for director named in Proposal 1.

As permitted by the Securities and Exchange Commission, or SEC, Acorn Energy is sending a Notice of Internet Availability of Proxy Materials to stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such stockholders will have the ability to access this Proxy Statement and the Company’s Annual Report at https://materials.proxyvote.com/004848. The notice also includes information as to how these stockholders may vote their shares.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your written notice of revocation to Joe B. Cogdell, Jr., our Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies.

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. There is only one proposal scheduled for this year’s Annual Meeting—Proposal 1—Election of Directors. The six nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2010 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2010 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc. 4 West Rockland Road, Montchanin, Delaware 19710, Attention: Joe B. Cogdell, Jr., Secretary, no later than the close of business on February 24, 2010.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2010 proxy statement, our by-laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2010 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting.  All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-laws.  A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ending September 30, 2009 which will be filed on or before November 16, 2009. Any stockholder may also obtain the results from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1707
Acorn Energy, Inc.
Attn: Joe B. Cogdell, Jr., Secretary
4 West Rockland Road
Montchanin, Delaware 19710

You should identify your communication as being from an Acorn Energy stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of June 12, 2009 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each director of the Company, (ii) each executive officer (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of Common Stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Outstanding (2)
George Morgenstern	498,861	(3)	4.3%
John A. Moore	1,080,911	(4)	9.1%
Richard J. Giacco	32,666	(5)	*
Joseph Musanti	8,333	(6)	*
Richard Rimer	111,666	(7)	*
Samuel M. Zentman	87,990	(8)	*
Michael Barth	96,434	(9)	*
Joe B. Cogdell, Jr	—		—
William J. McMahon	10,500	(10)	*
Benny Sela	40,000	(6)	*
Ray Simonson	15,990	(10)	*
All executive officers and directors of the Company as a group (11 people)	1,983,351	(11)	15.8%
Austin W. Marxe and David M. Greenhouse	868,720	(12)	7.7%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.  Percentage information is based on 11,281,787 shares outstanding as of June 12, 2009.

(3)	Consists of 51,922 shares, 397,500 shares underlying currently exercisable options, and 49,439 shares owned by Mr. Morgenstern’s wife.
(4)	Consists of 520,911 shares and 560,000 shares underlying currently exercisable options.
(5)	Consists of 6,000 shares and 26,666 shares underlying currently exercisable options.
(6)	Consists solely of shares underlying currently exercisable options.
(7)	Consists of 35,000 shares and 76,666 shares underlying currently exercisable options.
(8)	Consists of 20,000 shares, 1,324 shares underlying currently exercisable warrants and 66,666 shares underlying currently exercisable options.
(9)	Consists of 6,289 shares, 1,645 shares underlying currently exercisable warrants and 88,500 shares underlying currently exercisable options.
(10)	Consists solely of shares.
(11)	Consists of 716,051 shares, 2,969 shares underlying currently exercisable warrants and 1,264,331 shares underlying currently exercisable options.
(12)
The information presented with respect to these beneficial owners is based on a Schedule 13G filed with the SEC on February 13, 2009.  Austin W. Marxe and David M. Greenhouse share sole voting and investment power over 179,484 shares of Common Stock owned by Special Situations Cayman Fund, L.P and 689,236 shares of Common Stock owned by Special Situations Fund III QP, L.P.  The business address for Austin W. Marxe and David M. Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

PROPOSAL 1
ELECTION OF DIRECTORS

 The Board of Directors of the Company is currently comprised of seven seats.  The Board of Directors has nominated its six current directors, George Morgenstern, John A. Moore, Samuel M. Zentman, Richard J. Giacco, Richard Rimer, and Joseph Musanti for election as directors at the Annual Meeting to serve until the 2010 Annual Meeting and until their successors have been duly elected and qualified.  All nominees have consented to be named as such and to serve if elected.  The Board of Directors did not nominate a candidate to fill the presently vacant seventh Board seat.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees.  Stockholders cannot vote for more than the six nominees unless a person is nominated as a candidate to fill the presently vacant seventh Board seat in accordance with Acorn Energy’s By-laws. Stockholders should specify their choices on the accompanying proxy card.  If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all six of the Board’s nominees.  If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of the Company’s By-laws are eligible for election as directors of the Company.  All nominations for director that are not timely delivered to the Company or that fail to comply with the requirements set forth in the Company’s By-laws will be excluded from the Annual Meeting, as provided in the By-laws.  A copy of the Company’s By-laws can be obtained from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.  Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the six nominees receiving the greatest number of votes will be elected as directors).

Certain Information Regarding Directors and Officers

Set forth below is certain information concerning the directors and certain officers of the Company:

Name	Age	Position

George Morgenstern	76	Founder, Chairman Emeritus; Chairman of the Board of our DSIT Solutions Ltd. subsidiary (“DSIT”)
John A. Moore	44	Director, Chairman of the Board, President and Chief Executive Officer
Samuel M. Zentman	64	Director and member of our Audit Committee
Richard J. Giacco	57	Director
Richard Rimer	44	Director and member of our Audit Committee
Joe Musanti	51	Director and Chairman of our Audit Committee
William J. McMahon	53	Chief Executive Officer and President of CoaLogix
Benny Sela	61	Chief Executive Officer and President of DSIT
Ray Simonson	60	Chief Executive Officer and President of Coreworx
Michael Barth	48	Chief Financial Officer of the Company and DSIT
Joe B. Cogdell, Jr.	56	Vice President, General Counsel and Secretary of the Company and CoaLogix

George Morgenstern, founder of the Company, has been one of our directors since 1986. Mr. Morgenstern served as Chairman of the Board from June 1993 through March 25, 2009 and as Chairman Emeritus since March 25, 2009.  Mr. Morgenstern served as our President and Chief Executive Officer from our incorporation in 1986 until March 2006.  Mr. Morgenstern also serves as Chairman of the Board of DSIT.  Mr. Morgenstern served as a member of the Board of Directors of Comverge, Inc. from October 1997 to March 2006 and as Chairman until April 2003.

John A. Moore has been a director and President and Chief Executive Officer of the Company since March 2006. Mr. Moore was elected Chairman of the Board on March 25, 2009. Mr. Moore also served as a director of Comverge Inc. from March 2006 through January 2008.  Mr. Moore is the President and founder of Edson Moore Healthcare Ventures, which he founded to acquire $150 million of drug delivery assets from Elan Pharmaceuticals in 2002.  Mr. Moore was Chairman and EVP of ImaRx Therapeutics, a drug and medical therapy development company, from February 2004 to February 2006 and Chairman of Elite Pharmaceuticals from February 2003 to October 2004.  He is currently a member of the Board of Directors of Voltaix, Inc., a leading provider of specialty gases to the solar and semiconductor industries.  He was CEO of Optimer, Inc. (a research based polymer development company) from inception in 1994 until 2002 and Chairman from inception until its sale in February 2008 to Sterling Capital.

Samuel M. Zentman has been one of our directors since November 2004. From 1980 until 2006 Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980.  From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis and serves on the board of Powersafe Technology Corp. and on the board of a national not-for-profit organization devoted to advancing the quality of education.

 Richard J. Giacco was elected to the Board in September 2006.  Mr. Giacco has been President of Empower Materials, Inc., a manufacturer of carbon dioxide based thermoplastics, since January 1999.  Mr. Giacco was also the Managing Member of Ajedium Film Group, LLC, a manufacturer of thermoplastic films, from inception in 2002 until its sale in 2008.  Mr. Giacco served as Associate General Counsel of Safeguard Scientifics, Inc. from 1984 to 1990.

Richard Rimer was elected to the Board in September 2006.  From 2001 to 2006, Mr. Rimer was a Partner at Index Ventures, a private investment company.  He formerly served on the boards of Direct Medica, a provider of marketing services to pharmaceutical companies, and Addex Pharmaceuticals, a pharmaceutical research and development company.  Prior to joining Index Ventures, Mr. Rimer was the co-founder of MediService, the leading direct service pharmacy in Switzerland and served as a consultant with McKinsey & Co.

Joe Musanti was elected to the Board in September 2007.  Mr. Musanti is President of Main Tape Inc., a leading manufacturer of surface protection film and paper products, based in Cranbury, New Jersey.  Prior to becoming President, Mr. Musanti served as Vice President Finance of Main Tape.  Before that, Mr. Musanti was Vice President of Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products where he held significant domestic and foreign, operational, managerial, financial and accounting positions.

William J. McMahon has served as Chief Executive Officer and President of CoaLogix since its creation in November 2007.  Mr. McMahon also serves as president of SCR-Tech, LLC, a position he has held since March 2005.  Prior to that, Mr. McMahon served as Group Vice President of the Ultrapure Water division of Ionics, Inc. from 2000 to 2004.  From 1997 to 2000, he held several executive level positions including Chairman, President and Chief Executive Officer of Pantellos; President and Chief Executive Officer of Stone & Webster Sonat Energy Resources; and President of Stone & Webster Energy Services Inc. From 1978 to 1997, Mr. McMahon held positions at DB Riley, Inc. and at The Babcock & Wilcox Company.  Mr. McMahon earned a B.S. degree in Nuclear Engineering from Georgia Institute of Technology and an MBA from Xavier University.

Benny Sela has served as the CEO of DSIT since July 2007.  Previously, he held the position of Executive Vice President and Head of the company’s Real Time Division, and prior thereto, was the General Manager of DSI Technologies.  Mr. Sela served in the Israeli Air Force reaching the position of Lt. Colonel (Ret.).  During his service in the Israeli Air Force, Mr. Sela was head of the Electronic Warfare branch, working on both the F-16 and Lavi projects.  He holds a B.Sc. in Electrical Engineering, a Masters Degree in Operations Research from Stanford University, and an MBA.

Ray Simonson has served as CEO and Chief Technology Officer (“CTO”) of Coreworx since April 2006. Prior to this, Mr. Simonson served as CTO of Coreworx from September 2004 to April 2006. Previously, he was Senior Vice President and CTO of CheckFree i-Solutions from 2000 to 2004. From 1996 to 2000, as CTO, he co-founded BlueGill Technologies and assembled and led the development of the first XML-based Internet billing application. Prior to his experience with Bluegill and CheckFree, Mr. Simonson was in a series of senior roles focused on delivering mission critical IT systems primarily in banking and insurance, with a deep expertise in enterprise content.

Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of DSIT since December 2005.  For the six years prior, he served as Deputy Chief Financial Officer and Controller of DSIT.  Mr. Barth is a Certified Public Accountant in both the U.S. and Israel and has over 20 years of experience in public and private accounting.

Joe B. Cogdell, Jr. has served as Vice President, General Counsel and Secretary of Acorn and CoaLogix since January 2, 2009.  For the 20 years prior, Mr. Cogdell was a member of the Corporate and Securities Practice Group of the law firm Womble Carlyle Sandridge & Rice, PLLC in the firm’s Charlotte, North Carolina office.  Mr. Cogdell has 30 years experience as a corporate and business lawyer.

CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

No person who, during the fiscal year ended December 31, 2008, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the our common stock which is the only class of securities of the Company registered under Section 12 of the Exchange Act, failed to file on a timely basis reports required by Section 16 of the Exchange Act during the most recent fiscal year, with the exception of a Form 4 report filed by John A. Moore on August 28, 2008 (two days after the due date) reporting an open market purchase of 5,000 shares on August 22, 2008. The foregoing is based solely upon a review by us of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.  We have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors in the future.

Board Composition and Director Independence

Our Board of Directors is composed of one class, with seven Board seats, one of which is vacant, and six directors serving until their reelection or replacement at the 2009 annual meeting of stockholders.  All members of the Board of Directors other than Mr. Moore are non-employees of the Company and are “independent” of us and our management under the applicable standards of the Nasdaq Global Market.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2008, there were 13 meetings of the Board of Directors. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders, and all directors attended the 2008 annual meeting of stockholders.

Committees of the Board

Audit Committee.  Our Board of Directors has established one standing committee, the Audit Committee, consisting of Joseph Musanti, Richard Rimer and Sam Zentman. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our independent auditors.  Our Audit Committee’s charter is available on our website at www.acornenergy.com, where it may be found under the “Investor Relations” tab.  All three members of our Audit Committee are “independent” under Rule 10A-3 of the Securities Exchange Act of 1934 and the Nasdaq Marketplace Rules.  During 2008, the Audit Committee met five times.

Audit Committee Financial Expert.  Joseph Musanti has been designated as our Audit Committee financial expert. Our Board of Directors has determined that Mr. Musanti meets the qualifications for an “audit committee financial expert” set forth in Item 407 of Regulation S-K and is an independent director under Nasdaq standards.

Audit Committee Report.  The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standards No. 61 as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 30, 2009.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ACORN ENERGY, INC.

Joseph Musanti
Richard Rimer
Samuel M. Zentman

Nominating Procedures.  The Company does not have a nominating committee.  We believe that not using a committee of the Board in the director nomination process fosters fuller active participation of all our directors in the process.  Nominations to the Board must either be selected or recommended for the Board’s selection by a majority of the Board’s independent directors.  The Board uses established policies and procedures for director nominations.  The Board identifies potential director candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate.

In considering candidates for the Board of Directors, the Board evaluates the entirety of each candidate’s credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees.

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the independent directors, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

Compensation Committee.  The Company does not currently have a compensation committee.  We believe that not using a committee of the Board in setting compensation policies and making compensation decisions fosters fuller active participation of all our directors in the process.  The entire Board of Directors establishes the general compensation policies of the Company, the specific compensation levels for each executive officer, and administers the Company’s equity compensation plans and practices.

As required by Nasdaq, all action with respect to the compensation of our Chief Executive Officer is approved or recommended for approval by a majority of our independent directors.

The information contained in this proxy statement with respect to the charter of the Audit Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our officers and employees. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. A copy of this Code of Ethics may be obtained on our website at http://www.acornenergy.com under the “Investor Relations” tab.  We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics.  Other than this Proxy Statement and proxy card which have been posted on our website, our website, and the information contained in our website, is not a part of this Proxy Statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

John A. Moore President and CEO	2008	325,000		—	351,331	(1)	12,000	(2)	688,331
	2007	275,000		200,000	177,545	(3)	—		652,545

William J. McMahon CEO and President of CoaLogix and SCR-Tech	2008	223,596		171,160	—		231,225	(4)	625,981
	2007	31,354	(5)	96,750	—		1,181	(6)	129,285

Benny Sela CEO and President of DSIT (7)	2008	174,321		20,500	—		59,490	(9)	254,311
	2007	137,287		—	30,458	(8)	39,331	(9)	207,076

(1)	Represents FAS 123R expense with respect to 200,000 stock options granted as of March 4, 2008 with an exercise price of $5.11 per share.

(2)	Consists of automobile expense allowance of $12,000.

(3)
Represents FAS 123R expense with respect to 400,000 stock options granted as of March 27, 2006 with an exercise price of $2.60 per share and 60,000 options granted as of February 27, 2007 with an exercise price of $4.53 per share.

(4)	Consists of (i) $11,550 in 401k contributions and (ii) $219,675 of FAS 123R stock compensation expense with respect to CoaLogix stock options granted in April 2008.

(5)
Appointed President and CEO of CoaLogix as of November 7, 2007 upon the acquisition of SCR-Tech by Acorn Energy.  The salary shown in the table was earned subsequent to the acquisition of SCR-Tech by Acorn on November 7, 2007.  His total salary for the full year was $215,000.

(6)	Consists of 401k contributions which were paid subsequent to the acquisition of SCR-Tech by Acorn on November 7, 2008. His full-year amount was $8,100.

(7)	Appointed Chief Executive Officer of DSIT and President of DSIT effective July 1, 2007.

(8)
Represents FAS 123R expense with respect to 25,000 stock options granted as of February 27, 2007 with an exercise price of $3.50 per share and 20,000 options granted as of December 31, 2004 with an exercise price of $0.91 per share.

(9)
Consists of contributions to severance and pension funds and automobile fringe benefits.  Contributions to severance and pension funds are made on substantially the same basis as those made on behalf of other Israeli executives.

Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below.

John A. Moore became our President and Chief Executive Officer in March 2006.  In March 2008, we entered into a three-year Employment Agreement with Mr. Moore. Under the terms of the Employment Agreement, Mr. Moore’s initial base salary is $325,000 per annum, retroactive to January 1, 2008, increasing to $350,000 per annum on the first anniversary of the Employment Agreement and increasing to $375,000 per annum on the second anniversary. Mr. Moore is eligible to receive an annual cash bonus of up to $200,000, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Board. Under the Employment Agreement, Mr. Moore is also entitled to (i) the employee benefits generally made available to the registrant’s executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000.  Under the Employment Agreement, Mr. Moore was also granted non-qualified stock options to purchase 200,000 shares of common stock at an exercise price of $5.11 per share. The options vest in equal quarterly installments over a four-year period, commencing 90 days from the date of grant and expire in March 2018. In February 2009, in lieu of a bonus for 2008, Mr. Moore was awarded 75,000 stock options exercisable until February 20, 2014 at an exercise price of $2.51 per share, exercisable immediately as to one-fourth of the options, with the remainder to vest in equal installments on June 30, September 30 and December 31, 2009.

William J. McMahon has served as Chief Executive Officer and President of CoaLogix since the Company’s acquisition of SCR-Tech and its related companies on November 7, 2007.  Mr. McMahon employment terms are based on employment agreement signed effective January 1, 2007 between Mr. McMahon and SCR-Tech’s former parent company.  The employment agreement was subsequently assumed and modified on November 7, 2007 in conjunction with the Company’s acquisition of SCR-Tech.  Mr. McMahon’s employment agreement calls for base salary of $215,000 per year with cost of living increases (a base salary of $223,596 in 2008). In April 2008, Mr. McMahon also received options under the CoaLogix Inc. 2008 Stock Option Plan and a participation in the CoaLogix Capital Appreciation Rights Plan. Mr. McMahon is eligible to receive an annual bonus with a target payment equal to 50% of his base salary based upon criteria developed by the board of directors of CoaLogix. The actual bonus payout may be more or less than the target level base upon achievement of annual goals approved by its board of directors.  Mr. McMahon’s bonus for 2008 was $171,160.

Benny Sela has served as President and Chief Executive Officer of DSIT since July 1, 2007.  In December 2007, the Board of DSIT approved new employment terms for Mr. Sela retroactive to July 1, 2007.  Mr. Sela’s current employment agreement provides for a base salary which is denominated in Israeli Consumer Price Index (“CPI”) linked NIS, currently equivalent to approximately $168,000 per annum.  In addition to his base salary, Mr. Sela is also entitled to receive a bonus payment equal to 5% of DSIT’s net profit before tax.  Mr. Sela’s bonus for 2008 was $20,500.

Ray Simonson has served as Chief Executive Officer of Coreworx since the Company’s acquisition of Coreworx on August 13, 2008.  Mr. Simonson’s employment terms are based on employment agreement signed effective April 1, 2005 between Mr. Simonson and Coreworx.  Mr. Simonson’s employment agreement provides for a base salary which is denominated in Canadian dollars, currently equivalent to approximately $185,000 per annum.  Mr. Simonson is eligible to receive an annual bonus with a target payment equal to 50% of his base salary based upon criteria developed by the board of directors of Coreworx.

Michael Barth has served as Chief Financial Officer of the Company and Chief Financial Officer of DSIT beginning December 1, 2005.  In September 2008, the Board approved modified terms of the employment arrangement with Mr. Barth. According to the terms of the modified employment arrangement, the Company increased Mr. Barth’s salary from $100,000 to $150,000 per annum. One half of Mr. Barth’s salary is fixed in NIS at the November 1, 2007 exchange rate and linked to the Israel CPI and adjusted semi-annually. The Board also approved the payment of a cash bonus to Mr. Barth (equal to the difference between his prior salary of $100,000 per annum and new salary for the period from November 1, 2007 through the effective date of the modification).

In February 2009, in lieu of a bonus for 2008, Mr. Barth was awarded 35,000 stock options exercisable until February 20, 2014 at an exercise price of $2.51 per share, exercisable immediately as to one-fourth of the options, with the remainder to vest in equal installments on June 30, September 30 and December 31, 2009.

Joe B. Cogdell, Jr. became Vice President, General Counsel and Secretary of each of the Company and CoaLogix commencing January 2, 2009.  Mr. Cogdell’s initial base salary is $300,000 per annum.  He is eligible to receive an annual bonus of up to 30% of his base salary, based upon the attainment of performance goals.  The agreement has no fixed term, and the employment is on an “at-will” basis.

Under the employment agreement, in January 2009 Mr. Cogdell was awarded 120,000 options to purchase Acorn common stock at an exercise price of $1.61 per share, vesting as to 30,000 on the first anniversary of the date of grant and as to the remainder in equal quarterly installments over a three year period following the first anniversary of the date of grant, exercisable through January 5, 2019.  Under the employment agreement, Mr. Cogdell will also have the right to participate in any future financing of CoaLogix at the same level and priority as Acorn.  Mr. Cogdell also received options under the CoaLogix Inc. 2008 Stock Option Plan and a participation in the CoaLogix Capital Appreciation Rights Plan. Mr. Cogdell is also entitled to the employee benefits generally made available to other senior executives, officer’s liability and legal malpractice insurance, as well as bar and legal association dues and continuing legal education programs.  Under the employment agreement, Mr. Cogdell is subject to non-solicitation and non-compete covenants, which continue for 18 months after termination of his employment.

Acorn and CoaLogix have entered into an agreement regarding certain aspects of their joint employment of Mr. Cogdell including allocation of the costs of employment, bonus determinations, termination and severance issues and indemnities. Mr. Cogdell’s compensation is anticipated to be initially apportioned equally between Acorn and CoaLogix, subject to periodic review.

Outstanding Equity Awards at 2008 Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Moore	400,000	—		2.60	March 31, 2011
	60,000	—		4.53	March 31, 2011
	37,500	162,500	(1)	5.11	March 4, 2018

Benny Sela	20,000	—		1.80	March 31, 2009
	20,000	—		0.91	December 31, 2009

(1)	These options vest 12,500 options of these options vest each quarterly from March 4, 2009 through March 4, 2012.

Estimated Payments and Benefits Upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer and certain other officers in various termination situations is described in the tables below.

John A. Moore

Under the terms of the employment agreement with Mr. Moore, our President and Chief Executive Officer, upon termination by the Company for cause (as defined in the agreement) and upon termination by Mr. Moore without good reason (as defined in the agreement), all compensation due to Mr. Moore under his agreement would cease, except that Mr. Moore would receive all accrued but unpaid base salary up to the date of termination, and reimbursement of all previously unreimbursed expenses.  All vested and unexercised options granted by the Company as of the date of termination would be exercisable in accordance with the terms of the applicable stock option plan and agreements, provided that Mr. Moore would have only three months to exercise such previously vested options.  All options that had not vested as of the date of termination would expire.

In the event that within three months prior to or one year following a change of control (as defined in the agreement), either (i) the Company terminates the employment of Mr. Moore, other than for cause, or (ii) Mr. Moore terminates for good reason, Mr. Moore would receive the following (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) 24 months of then-current base salary and (B) two times his most recent annual bonus; (ii) reimbursement of all previously unreimbursed expenses; (iii) the full vesting of any and all stock options granted to Mr. Moore by the Company prior to such termination, and extended exercisability thereof until their respective expiration dates; and (iv) the continuation of all medical and dental benefits at the Company’s sole expense for a period of one year after termination.

In the event that (i) the Company terminates the employment of Mr. Moore (including a non-renewal of his agreement at the end of the three-year term provided therein, but not including non-renewal following any subsequent renewal of the term), other than upon a change of control, death, disability or for cause, or (ii) Mr. Moore terminates for good reason, other than in connection with a change of control, Mr. Moore shall receive the following (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) 12 months of then-current base salary and (B) his most recent annual bonus; (ii) reimbursement of all previously unreimbursed expenses; (iii) accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Company as of the date of termination to be exercisable for a period of one year from the date of termination of employment in accordance with the terms of the applicable stock option plan and agreements; and (iv) the continuation of all medical and dental benefits at the Company’s sole expense for a period of one year after termination.

In the event of any change of control, all stock options granted to Mr. Moore prior to such change of control vest and remain exercisable until their respective expiration dates.

The term of Mr. Moore’s agreement would end immediately upon his death, or upon termination by the Company for cause or disability (as defined in the agreement) or by Mr. Moore for good reason.  Upon termination due to Mr. Moore’s death, all compensation due Mr. Moore under his agreement would cease.

The following table describes the potential payments and benefits upon termination of employment for Mr. Moore, as if his employment terminated as of December 31, 2008, the last day of our last fiscal year:

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	—	(1)	$325,000	(2)	$650,000	(5)	—
Bonus	—		—	(3)	—	(3)	—
Benefits and perquisites:
Perquisites and other personal benefits	—		6,088	(4)	6,088	(4)	—
Total	—		$331,088		$656,088		—

(1)	Assumes that there is no earned but unpaid base salary at the time of termination.

(2)	The $325,000 represents 12 months of Mr. Moore’s base salary.

(3)	No amounts are included for target bonus as there was no bonus for 2008.

(4)	The $6,088 represents 12 months of health insurance payments.

(5)	The $650,000 represents 24 months of Mr. Moore’s base salary.

William J. McMahon

Under the terms of the employment agreement with Mr. McMahon, the President and Chief Executive Officer of our CoaLogix subsidiary, as modified by the Modification Agreement signed with Mr. McMahon upon acquisition of SCR-Tech by the Company, in the event of his involuntarily termination (as defined in the agreement) other than for cause (as defined in the agreement), Mr. McMahon would be entitled to receive a lump sum cash payment in an amount equal to two hundred percent (200%) of his annual compensation (as defined in the agreement).  He would also receive 100% company-paid health, dental and life insurance coverage at the same level of coverage as was provided to him and his dependents immediately prior to the termination for up to a maximum of two years from the date of his termination.

If Mr. McMahon’s employment terminates by reason of his voluntary resignation (and is not an involuntary termination), or if he is terminated for cause, then he would not be entitled to receive severance or other benefits under his employment agreement.

If the Company terminates Mr. McMahon’s employment as a result of his disability (as defined in the agreement), or his employment is terminated due to his death, then he would not be entitled to receive severance or other benefits under his employment agreement.

The following table describes the potential payments and benefits upon termination of employment for Mr. McMahon, as if his employment terminated as of December 31, 2008, the last day of our last fiscal year:

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	—	(1)	$447,192	(2)	$447,192	(5)	—
Bonus	—		223,596	(3)	223,596	(6)	—
Benefits and perquisites:
Perquisites and other personal benefits	—		14,760	(4)	36,600	(7)	—
Total	—		$685,548		$707,388		—

(1)	Assumes that there is no earned but unpaid base salary at the time of termination.

(2)	The $447,192 represents 200% of Mr. McMahon’s base salary

(3)	Represents 200% of Mr. McMahon’s target bonus.

(4)	Represents 12 months of subsidized health and dental insurance payments

(5)	Represents 200% of Mr. McMahon’s base salary.

(6)	Represents 200% of Mr. McMahon’s target bonus.

(7)	Represents 24 months of subsidized health, dental and life insurance payments.

Benny Sela

Under the terms of the employment agreement with Mr. Sela, the President and Chief Executive Officer of our DSIT subsidiary, we are obligated to make certain payments to fund in part our severance obligations to him.  We are required to pay Mr. Sela an amount equal to 150% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela has worked for us.  This severance obligation will be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Sela’s employment agreement.  As of December 31, 2008, the unfunded portion of these payments was $138,093.  Mr. Sela would also receive a lump sum payment equal to six months base salary in the event of a voluntary resignation, and a lump sum payment equal to nine months salary in the event of termination not for cause.

The following table describes the potential payments and benefits upon termination of employment for Mr. Sela, as if his employment terminated as of December 31, 2008, the last day of our last fiscal year:

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$84,000	(1)	$126,000	(2)	—	$126,000	(2)
Benefits and perquisites:
Perquisites and other personal benefits	$381,360	(3)	$393,390	(4)	—	$393,390	(4)
Total	$465,360		$519,390		—	$519,390

(1)	Assumes that there is no earned but unpaid base salary at the time of termination. The $84,000 represents a lump sum payment of six months salary due to Mr. Sela.

(2)	Assumes that there is no earned but unpaid base salary at the time of termination. The $126,000 represents a lump sum payment of nine months salary due to Mr. Sela.

(3)
Includes $417,433 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract.  Of the $417,433 due Mr. Sela, we have funded $279,350 in an insurance fund.  Also includes accumulated, but unpaid vacation days ($17,857), car benefits ($6,000) and payments for pension and education funds ($18,060) less $78,000 of benefits waived in support of DSIT’s operations in 2007.

(4)
Includes $417,443 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract.  Of the $417,443 due Mr. Sela, we have funded $279,350 in an insurance fund.  Also includes accumulated, but unpaid vacation days ($17,857), car benefits ($9,000) and payments for pension and education funds ($27,090), less $78,000 of benefits waived by Mr. Sela in support of DSIT’s operations in 2007.

Ray Simonson

Under the terms of the employment agreement with Mr. Simonson, the Chief Executive Officer of our Coreworx subsidiary, in the event that he is terminated without cause and not in connection with a change of control (as defined in the agreement), he would receive severance pay equal to (i) six months of his base salary plus (ii) one additional month of his base salary for each full or partial year served after September 1, 2005 through the date of termination, with such payments to be made on a salary continuance basis for the period covered, during which time his benefits under the agreement would also continue.

In the event that he is terminated without cause and in connection with a change of control, Mr. Simonson would be entitled to the severance payments described above as well as an additional lump sum payment in an amount equal to (i) three months of his base salary plus (ii) one additional month of his base salary for each full or partial year served after September 1, 2005 through the date of termination, up to a maximum of 12 months of base salary.

If Mr. Simonson’s title, role in the Company, responsibilities or line of reporting were to be materially altered by the Company, he would be entitled to treat his employment as having been terminated without cause and would be entitled to receive the severance payments described above.

If he is terminated for just cause (as defined in the agreement), Mr. Simonson would not be due any severance compensation.

The following table describes the potential payments and benefits upon termination of employment for Mr. Simonson, as if his employment terminated as of December 31, 2008, the last day of our last fiscal year:

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	—	(1)	$171,042	(3)	$171,042	(3)	—
Bonus	—		—		119,730	(4)	—
Benefits and perquisites:
Perquisites and other personal benefits	15,394	(2)	15,394	(2)	15,394	(2)	—
Total	$15,394		$186,436		$306,166		—

(1)	Assumes that there is no earned but unpaid base salary at the time of termination.

(2)	Represents unpaid vacation pay.

(3)	Represents ten months of Mr. Simonson’s base salary.

(4)	Represents a lump-sum payment of seven months of Mr. Simonson’s base salary.

Michael Barth

Under the terms of the employment arrangement with Mr. Barth, our Chief Financial Officer, we are obligated to make certain payments to fund in part our severance obligations to him.  We would be required to pay Mr. Barth an amount equal to 120% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us.  This severance obligation, which is customary for executives of Israeli companies, would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Barth’s employment arrangement.  In addition, the arrangement with Mr. Barth provides for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us.  As of December 31, 2008, the unfunded portion of these payments was $90,757.

The following table describes the potential payments and benefits upon termination of employment for Mr. Barth, as if his employment terminated as of December 31, 2008, the last day of our last fiscal year.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$25,000	(1)	$75,000	(2)	—	$75,000	(2)
Benefits and perquisites:
Perquisites and other personal benefits	$30,489	(3)	$135,994	(4)	—	$135,994	(4)
Total	$50,489		$210,994		—	$210,994

(1)	Assumes that there is no earned but unpaid base salary at the time of termination. The $25,000 represents a lump sum payment of two months salary due to Mr. Barth.

(2)
Assumes that there is no earned but unpaid base salary at the time of termination.  The $75,000 represents a lump sum payment of 6 months salary due to Mr. Barth upon termination without cause or by death or disability.

(3)
Includes $52,094 of severance pay based on the amounts funded in for Mr. Barth’s severance in accordance with Israeli labor law.  Also includes accumulated, but unpaid vacation days ($19,018), car benefits ($2,000) and payments for pension and education funds ($5,375), less $48,000 of benefits waived in support of DSIT’s operations in 2007.

(4)
Includes $142,851 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr.  Barth worked for us multiplied by 120% in accordance with his contract.  Of the $142,851 due Mr. Barth, we have funded $52,094 in an insurance fund.  Also includes accumulated, but unpaid vacation days ($19,018), car benefits ($6,000) and payments for pension and education funds ($16,125), less $48,000 of benefits waived in support of DSIT’s operations in 2007.

Joe B. Cogdell, Jr.

Under the terms of the employment agreement with Mr. Cogdell, Vice President, General Counsel and Secretary of each of the Company and CoaLogix, if he were to be terminated as a result of an involuntary termination without cause (each as defined in the agreement), Mr. Cogdell would be entitled to receive, as severance, (i) an amount in cash equal to twice his annual compensation (determined by reference to base salary and bonus) (the “Cash Severance Amount”) payable over 24 months and (ii) for up to 18 months post-termination, CoaLogix-subsidized COBRA premiums for continuing participation by Mr. Cogdell and his eligible dependents in the companies’ group health plans such that Mr. Cogdell is required to pay no more than an active employee.  If, however, any such termination were to occur in connection with a change of control (as defined in the agreement), the Cash Severance Amount would be payable in one lump sum and the employee benefits obligation would be increased such that CoaLogix would be fully responsible for the cost thereof and the benefits would be broadened to include health, dental and life insurance coverage to the extent Mr. Cogdell and his eligible dependents participated in the same prior to the change of control.  Mr. Cogdell would not be entitled to severance under the employment agreement in the event that his employment is terminated for cause or due to voluntary resignation, death or disability (as defined in the agreement).

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	—	(1)	$600,000	(2)	$600,000	(2)	—
Bonus	—		$180,000	(3)	$180,000	(3)	—
Benefits and perquisites:
Perquisites and other personal benefits	—		22,145	(4)	27,453	(5)	—
Total	—		$802,145		$807,453		—

(1)	Assumes that there is no earned but unpaid base salary at the time of termination.

(2)	Represents 200% of Mr. Cogdell’s annual compensation.

(3)	Represents 200% of Mr. Cogdell’s targeted bonus.

(4)	Represents 18 months of subsidized health and dental insurance payments.

(5)	Represents 18 months of health, dental and life insurance payments.

Director Compensation in 2008

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Scott Ungerer	45,000		37,462	—		82,462
Joe Musanti	58,000	(2)	36,105	—		94,105
George Morgenstern	49,000		22,630	75,000	(3)	146,630
Samuel M. Zentman	49,000		36,932	8,000	(4)	93,932
Richard J. Giacco	58,000	(5)	37,557	—		95,557
Richard Rimer	48,000		35,972	—		83,972

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2008.  All options awarded to directors in 2008 remained outstanding at fiscal year-end.

(2)	Includes $10,000 for Mr. Musanti’s service as the Chairman of the Audit Committee.

(3)	Mr. Morgenstern received a non-accountable expense allowance of $75,000 to cover travel and other expenses pursuant to a consulting agreement.

(4)	Mr. Zentman received $8,000 for services rendered with respect to his oversight of the Company’s investment in Local Power Inc.

(5)	Includes $10,000 for Mr. Giacco’s service as the lead director for compensation matters.

Compensation of Directors

In October 2007, we agreed that each of our non-employee directors would be paid an annual cash retainer of $40,000 payable quarterly in advance, as well as meeting fees for Board and Committee meetings of $1,000 per meeting, and an additional annual cash retainer of $10,000 for each of the Chairman of the Audit Committee and the lead director for compensation matters.

Our 2006 Stock Option Plan for Non-Employee Directors, which was adopted in February 2007 and amended and restated in November 2008, provides for formula grants to non-employee directors equal to an option to purchase (i) 25,000 shares of our Common Stock upon a member’s initial appointment or election to the Board of Directors and (ii) 10,000 shares of our Common Stock to each director, other than newly appointed or elected directors, immediately following each annual meeting of stockholders.  The initial grant to purchase 25,000 shares of our Common Stock vests one-third per year for each of the three years following the date of appointment or election and the annual grant to purchase 10,000 shares vests one year from the date of grant.  Both options shall be granted at an exercise price equal to the closing price on NASDAQ on the day preceding the date of grant and shall be exercisable until the earlier of (a) seven years from the date of grant or (b) 18 months from the date that the director ceases to be a director, officer, employee, or consultant.  The plan also provides for non-formula grants at the Board’s discretion.  The maximum number of shares of our Common Stock to be issued under the plan is 400,000.  The Plan is administered by the Board of Directors.
Consulting Agreement with Mr. Morgenstern

Mr. Morgenstern, our Chairman Emeritus, has been retained as a consultant by our Company since March 2006 primarily to provide oversight of our Israeli activities.  Mr. Morgenstern’s consulting agreement, as amended to date, was to expire on March 31, 2009, but was extended on March 25, 2009 and now expires on March 31, 2011, provides for the payment of an annual consulting fee of $1.00 and a non-accountable expense allowance of $75,000 per year.

Certain Related Party Transactions

During 2008, we paid approximately $780,000 for legal services rendered and reimbursement of out-of-pocket expenses to Eilenberg Krause & Paul LLP, a law firm in which Sheldon Krause, our former Secretary and General Counsel, is a member.  Such fees related to services rendered by Mr. Krause and other members and employees of his firm, as well as certain special and local counsel retained and supervised by his firm who performed services on our behalf.  Mr. Krause is the son-in-law of George Morgenstern, our Chairman Emeritus, who up until March 2006, also served as our President and Chief Executive Officer.

In August 2006, as part of our initial investment in Paketeria, we also entered into a Stock Purchase Agreement with two shareholders of Paketeria—one of whom is our President and Chief Executive Officer and the other is one of our directors.  Pursuant to that agreement, we were entitled through August 2007 to purchase the shares of Paketeria equally held by the two Paketeria shareholders for an aggregate purchase price of the U.S. dollar equivalent on the date of purchase of €598,000 (approximately $776,000 at the then exchange rate), payable in our Common Stock and warrants on the same terms as our July 2006 private placement.  The option was initially extended by both shareholders to November 5, 2007 and again by our President and Chief Executive Officer for his share (€299,000 or approximately $416,000 at December 31, 2008 exchange rates) to March 31, 2009.  At the December 31, 2008 exchange rate, the exercise of the option would result in the issuance of approximately 157,000 shares of our Common Stock and warrants exercisable for approximately 39,000 shares of Common Stock.  The warrants would have an exercise price of $2.78 per share and be exercisable for five years from their grant date.

It is the policy of the Company that before a transaction with a related party will be entered into, it must receive the approval of a majority of the disinterested members of the Board of Directors.  In determining whether or not a transaction involves a related party, we apply the definition provided under Item 404 of Regulation S-K.

All of the above transactions received the unanimous approval of the disinterested members of our Board of Directors.

Independent Registered Public Accounting Firm

In January 2004, we engaged Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited as our independent auditors for the fiscal year ended December 31, 2003.  They have continued to serve as our independent auditors for the three most recently completed fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.  A representative of Kesselman & Kesselman is not expected to attend the Annual Meeting.

Accounting Fees

Aggregate fees billed by our principal accountant during the last two fiscal years are as follows:

	2007	2008
Audit Fees	$237,000	$323,000
Audit- Related Fees	—	14,000
Tax Fees	8,000	24,000
Other Fees	25,000	27,000
Total	$270,000	$388,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for the analysis of the opening balance sheet of Coreworx.

Tax Fees were for tax planning strategies and tax audit related work performed by our independent accountants.

Other Fees were for services related to reviewing registration statements, filings related to pro-forma statements and due diligence procedures.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor.  The Audit Committee was in compliance with the requirements of the Sarbanes-Oxley Act of 2002 regarding the pre-approval of all audit and non-audit services and fees by the mandated effective date of May 6, 2003.  The Audit Committee pre-approved all audit and non-audit services rendered by our independent auditor in 2008 and 2007.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholders may present proposals for inclusion in the 2010 proxy statement for our annual meeting in 2010, provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than February 24, 2010.

Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2010 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting.  All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-laws.  A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein.  If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2008, including audited financial statements, is enclosed with this Proxy Statement.  Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile.  The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

JOE B. COGDELL, JR.
Secretary

June 22, 2009
Montchanin, Delaware

0

ACORN ENERGY, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Moore, Richard J. Giacco and Samuel M. Zentman, and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Acorn Energy, Inc. to be held at The Union League Club of New York, 38 East 37th Street, New York, NY 10016, on Tuesday, August 4, 2009, at 1:00 p.m., and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ACORN ENERGY, INC.

August 4, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement and Annual Report are available at http:materials.proxyvote.com/004848

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20600000000000000000 2 080409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John A. Moore
- ○ George Morgenstern
- ○ Richard J. Giacco
- ○ Joseph Musanti
- ○ Richard Rimer
- ○ Samuel M. Zentman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Act upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of the directors indicated and for approval of the proposals presented.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.